Exhibit 10.5

TO:	The Purchasers of HyreCar Inc.’s 6% Original Issue Discount Secured Convertible Debenture

To Whom It May Concern:

This letter will confirm my agreement to vote all shares of HyreCar Inc. (“HYRE”) voting stock over which I have voting control in favor (the “Vote”) of any resolution presented to the shareholders of HYRE to approve (i) an increase in the authorized capital stock of the Company (ii) the issuance, in the aggregate, of more than 19.999% of the number of shares of common stock of HYRE outstanding on the date of closing pursuant to that certain Securities Purchase Agreement, dated January, 6, 2023, among HYRE and the purchasers signatory thereto (the “Purchase Agreement”) and the other agreements entered into in connection therewith or as otherwise may be required by the applicable rules and regulations of the Nasdaq Capital Market (or any successor entity) and (iii) a reverse stock split in the amount and form as determined by HYRE. In consideration of the Vote, HYRE agrees that, immediately following the Vote, I will be entitled to receive (i) 1,100 shares of Preferred Stock (as defined in the Purchase Agreement) and (ii) Warrants (as defined in the Purchase Agreement) to purchase up to 550,000 shares of HYRE’s common stock, par value $0.00001 per share (the “Common Stock”) in exchange for the 1,792,177 shares of Common Stock currently held by me and affiliates; provided that, such shares of Preferred Stock and Warrants issuable to me shall not be convertible or exercisable until the Debentures and Preferred Stock (each as defined in the Purchase Agreement) issued to the Purchasers (as defined in the Purchase Agreement) have been converted into shares of the Common Stock in accordance with the terms thereof. It is further agreed by me that I will not for a period (the “Lock-Up Period”) commencing on the date hereof and ending the day after the date of the Vote, (1) offer, pledge, sell, contract to sell, grant any option or contract to purchase, purchase any option or contract to sell or otherwise dispose of, directly or indirectly, any shares of the Common Stock or any securities convertible into, exercisable for or exchangeable for shares of the Common Stock or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. My agreement with respect to the Vote is not revocable by me.

By:	/s/William England
Name of Shareholder: Walleye Opportunities
Master Fund Ltd.

Accepted and Agreed by:

HYRECAR INC.

/s/Eduardo Iniguez

Name: Eduardo Iniguez

Title: Interim Chief Executive Officer and Interim Chief Financial Officer